Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Corporate Speakers:

●	Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO
●	Tracy Smith Optical Cable Corporation - Executive Vice President & CFO
●	Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Participants:

●	Sergi Mascaro Eden Discovery Fund

PRESENTATION

Operator

Good morning, everyone. (Operator Instructions) At this time I would like to welcome you to Optical Cable Corporation’s Third Quarter of Fiscal Year 2026 Earnings Conference Call. (Operator Instructions)

With that, Ms. Felix, you may begin your conference.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Good morning and thank you for joining us for Optical Cable Corporation’s Third Quarter of Fiscal Year 2026 Conference Call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Executive Vice President and Chief Financial Officer.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including but not limited to those factors referenced in the forward-looking statements section of this morning’s press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com, as well as today’s call.

With that, I’ll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Caroline, and good morning everyone. I will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the 3-month and 9-month periods ended July 31, 2026, in some additional detail. After Tracy’s remarks, we will answer as many of your questions as we can.

As is our normal practice, we will only take live questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call.

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Instructions regarding such submissions are included in our press release announcing the date and time of our call. I will say that today, we got more questions than we typically would get on a quarter from individual investors.

We’ll answer as many of those as we can. And then when we get to the Q&A for institutional investors, please limit your questions to things that were not addressed by the questions from the individual shareholders, and we’ll be limiting the questions we’ll take from institutional investors to one question per person.

With that, we’ll begin. Following a solid start to the year, we continued to build on OCC’s strong growth and momentum during the third quarter of fiscal year 2026, delivering year-over-year increases of net sales, gross profit and net income. Net sales increased 22% to $24.3 million and gross profit increased 43.9% to $9.1 million during the third quarter.

Our net sales increase was largely driven by strong demand in OCC’s enterprise, data center and specialty markets. Our strong gross profit results during the third quarter and also fiscal year-to-date continue to demonstrate the benefit of OCC’s manufacturing operating leverage. As our production volumes increase, our fixed manufacturing costs are spread over higher sales volumes and manufacturing efficiencies also tend to increase.

As of the end of the third quarter, our sales order backlog and forward load stood at $13.5 million. We are now in the last quarter of our fiscal year, and we are confident in OCC’s ability to build on our momentum and capitalize on the opportunities ahead. At the same time we continue to explore opportunities to further strengthen OCC’s capabilities and support long-term growth.

As always, we remain focused on delivering exceptional service to our customers and end users and driving sustainable value creation for our shareholders. And with that, I’ll turn the call over to Tracy, who will review in additional detail our third quarter of fiscal year 2026 financial results.

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

Thank you, Neil. Consolidated net sales for the third quarter of fiscal 2026 increased 22% to $24.3 million compared to $19.9 million for the same period last year. Consolidated net sales for the first nine months of fiscal 2026 were $62.9 million, an increase of 18.3% compared to net sales of $53.2 million for the same period last year.

During the third quarter and first nine months of fiscal 2026, we experienced an increase in net sales in our enterprise, data center and specialty markets compared to the same periods last year, as we continued to see general market growth opportunities in our industry, both domestically and internationally, with strength specifically in our enterprise, data center and specialty markets.

As Neil mentioned, our sales order backlog and forward load increased to $13.5 million at the end of the third quarter of fiscal 2026 as compared to $13.3 million as of April 30, 2026, $10.4 million as of January 31, 2026, and $7.3 million as of October 31, 2025.

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Turning to gross profit…Our gross profit increased 43.9% to $9.1 million in the third quarter of fiscal 2026 compared to $6.3 million in the third quarter of fiscal 2025. Gross profit margin, or gross profit as a percentage of net sales, increased to 37.4% in the third quarter of fiscal 2026, compared to 31.7% in the third quarter of the prior year.

Gross profit increased 35.5% to $22.1 million in the first nine months of fiscal 2026, compared to $16.3 million in the first nine months of fiscal 2025. Gross profit margin increased to 35% in the first nine months of fiscal 2026, compared to 30.6% for the same period last year.

Gross profit margin for the third quarter and first nine months of fiscal 2026 was positively impacted by higher volumes and the resulting positive impact of our strong operating leverage.

Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses increased to $7 million in the third quarter of fiscal year 2026 compared to $5.7 million for the same period last year. SG&A expenses as a percentage of net sales were 28.7% in the third quarter of fiscal 2026 compared to 28.8% in the third quarter of fiscal 2025.

SG&A expenses increased to $18.8 million in the first nine months of fiscal year 2026 compared to $16.9 million for the same period last year. SG&A expenses as a percentage of net sales were 29.9% in the first nine months of fiscal 2026 compared to 31.8% in the first nine months of fiscal 2025.

The increase in SG&A expenses during the third quarter and first nine months of fiscal 2026 compared to the same periods last year was primarily the result of increases in employee costs, contracted sales personnel-related costs and shipping costs. Included in employee costs and contracted sales personnel-related costs are compensation costs and sales incentives.

OCC recorded net income of $1.9 million, or $0.21 per basic and diluted share, for the third quarter of fiscal 2026 compared to net income of $302,000, or $0.04 per basic and diluted share, for the third quarter of fiscal 2025.

OCC recorded net income of $2.5 million, or $0.28 per basic and diluted share, for the first nine months of fiscal 2026 compared to a net loss of $1.5 million, or $0.19 per basic and diluted share, for the first nine months of fiscal 2025.

With that, I’ll turn the call back over to you, Neil.

QUESTIONS AND ANSWERS

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. As I previously mentioned, we received a large number of questions in advance of today’s call, some of which came in just before the call.

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

We believe that some of these questions that have been submitted will be of interest to most participants, so we’re going to go through those questions first, and then we will address any remaining questions live from analysts or institutional investors.

As we’ve stated before we’d like to take one question from each institutional investor because I think we’re going to be covering a lot of the questions you may have through the previously submitted questions.

Caroline, if you’d please begin by reading the questions we’ve received that we were provided in advance of the call and we’ll proceed to respond.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The first question is, can you please go into more detail about how backlog and quarterly revenue have been changing in this new demand cycle and how it is different from prior instances where backlog has bumped to above $10 million? You had said in prior calls that you expected the second half of 2026 to be very strong.

Is this reflected in current and future expected backlog? Is that assumption still valid? Or is the second half of 2026 looking different at all, positive or negative? How long do you expect this higher backlog to sustain?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

So there’s a lot of questions in that first statement. As you can see from our press release earlier this morning, our results during the third quarter of fiscal year 2026 support our previous expectation that the second half of 2026 would be very strong.

We continue to believe that that’s going to be the case. We continue to have a robust backlog and forward load that are increasing. At the same time sales are increasing. We can’t specifically comment on how long we expect our higher backlog to continue.

However as we’ve seen in the past, when the backlog increases to a certain level, it certainly is indicative of what we believe we’re going to see in the following quarter or so. But a lower backlog doesn’t necessarily mean that’s going to generate a lower sales number, and we’ve talked about that previously.

It’s not a data point we’ve always described, but we’ve only been disclosing it to folks through our press releases and 10-Qs when we believe that number has some significant value.

I think I can also say that even though we don’t know what the backlog will do, we still believe that the industry in general is seeing high levels of demand, and there does not appear to be any indication that demand is weakening, at least as far as we can see at the moment. This does not necessarily mean that we will not see any seasonality.

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Our first quarter has many holidays in it including Thanksgiving, Christmas and other December holidays, as well as New Year’s. So at this point, we’re not really sure what we’ll see in the first quarter, but we are seeing a significant amount of demand across the board in all of our markets.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question is, can you touch on performance of OCC traditional markets including defense?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. As we noted in our press release this morning, our enterprise, data center and specialty market sectors are all increasing during this quarter and during our year-to-date periods for and through the third quarter of 2026. Our specialty markets include market sectors such as the military market sector.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Can you comment on OCC’s working capital position and if you feel you have enough working capital to sustain the planned growth?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy, you will take this one.

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

Sure. Our working capital is strong at $19.2 million at the end of the third quarter and improved compared to $13.9 million at the end of fiscal year 2025. We do believe that our working capital and credit revolver are sufficient to support and sustain our working capital needs.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. The next question is, can you provide some color on the growth rates for new versus existing customers?

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

I’ll take that one as well. As we have noted previously, most of our sales are made through distributor channels, so we do not always have a clear picture of the customer purchasing our products through distribution or the end users of our products. However we believe that our growth is being driven by both our existing customers and new customers and end users.

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. On the last earnings call Neil had said that the sales cycle is longer for data center. Could you elaborate on that? Is the pre-backlog sales process/pipeline longer because of customer qualifications?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

So yes, I’ll take that one. The sales cycle for certain portions of the data center market sector do tend to be longer. That can include qualification requirements as a new supplier for certain new products being supplied.

However as we’re going through those qualification processes, where they exist, or periods where the sales cycle is longer, those potential sales do not show up in our backlog.

Our forward load and backlog is really items where we’ve either received an order or where we expect that an order is noncancelable and that we will be delivering it at some point in the future. Sometimes that’s a short time period. Sometimes that’s a longer time period because we do have some customers that stage the deliveries over time.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Next question. Does the flattish backlog versus the last quarter reflect a potential normalization in demand? Should we expect backlog to normalize further in Q4, given that Q1 is the softest quarter in terms of seasonality?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

I don’t think that the backlog increasing a slight amount indicates that demand is flattening in any way.

We continue to see significant growth opportunities, and we have seen our backlog and sales forward load continue to grow this past month. This does not mean we may not experience some typical seasonality, as I mentioned before, in the first quarter.

But for now we continue to see continued strength in demand for our products, even if it’s not reflected in a small change in the backlog/forward load as of the end of the quarter.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, SG&A rose to $7 million, above where the operating leverage story would predict. Was the Q2 to Q3 increase in employee and contracted sales personnel a onetime capacity step that now levels off? Or should we model continued SG&A growth as revenue scales? Put differently, where does SG&A settle as a percentage of sales at a $100 million-plus run rate?

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

I’ll take that one. We don’t generally provide guidance related to future or theoretical sales levels. However, certain sales compensation costs included in SG&A, as well as other costs such as shipping costs, generally tend to fluctuate with sales levels. However, this does not mean we will not see future benefits of SG&A operating leverage as sales continue to grow.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question is on funding and dilution, with working capital rising alongside growth and cash still thin, how are you funding the ramp? And at what revenue level would you need to raise equity or expand the credit facility? Should shareholders anticipate a capital raise to support fiscal year 2027 growth?

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

As we believe we’ve described previously our cash is swept daily to repay the balance on our credit revolver, so our cash balance at any point in time will generally not be very high. At the current time we believe we have sufficient availability on our credit revolver and from cash generated from operations to meet our needs for the near term.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. Can you give some color on deliveries expected in Q4 and how you see margins progressing throughout fiscal year 2027?

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

Again, we don’t provide forward guidance, so I won’t comment on how we expect margins to progress throughout fiscal year 2027. I will say that we have continued to see strong sales and demand in August, but it is too early to comment on September.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks. The next question is, can you comment on the increased demand cycle you were experiencing and how long it could last?

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

Sure. As previously noted, we can’t forecast specifically on how long we expect the increased demand cycle to continue. However I can say that the industry, in general, is seeing high levels of demand, and there doesn’t appear to be an indication of demand weakening in the near term.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. Can you provide any sort of future outlook regarding customer demand signals?

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Caroline, so that you know we’re having a little bit of trouble hearing you. If Bo could confirm that he’s able to hear you okay. We’re hearing your question, and we’ll continue to answer them, but your signal is breaking up just a little bit.

Operator

Mr. Wilkin, are you having any problem hearing Caroline? Mr. Wilkin, I can hear her loud and clear at this time sir.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. Maybe on our end then. So hopefully, you can hear us. Please let us know if you’re having any trouble hearing us.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Yes. We can hear you okay.

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

Okay. So other than what we have already disclosed, we cannot really provide any additional future customer demand outlook.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. The next question is, are you seeing any new or emerging risks?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We are not seeing any new or unusual market risk at this time. As we’ve described during our second quarter earnings call we have been seeing some industry-wide delays as a result of high product demand and certain fiber optic -- optical fiber shortages.

Additionally, we’ve seen some longer lead times for certain raw materials, as one would expect given the current high demand for products. We expect these challenges will continue, but we also believe we’re taking appropriate action to navigate those challenges.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, can you provide an update on OCC’s plans to increase capacity? What level of capacity expansion are we talking about? And what is the plan?

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We are regularly considering the need for investment in machinery and equipment and/or human resources to expand our capacity in general and also for specific opportunities.

We are seeing some opportunities to increase our capacity currently. We do not generally comment publicly on the specific capacity expansion plans for various reasons including for competitive reasons. And I think that answers the question.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, can you provide an update on fiber shortages and potential challenges of higher fiber pricing on OCC’s margins?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. Currently, the industry continues to experience optical fiber shortages due to excessive product demand for data centers as well as certain other product applications. We believe OCC is successfully managing these industry dynamics as we’ve demonstrated during the first nine months of this fiscal year.

We do not believe these industry challenges will prevent us from continuing to report strong top line revenue growth during the remainder of fiscal year 2026. Notably, we work to limit potential impacts on our customers and our gross profits that these industry factors may have.

Of course, as we’ve noted in the past, OCC’s profit margins can also be impacted by product mix and other factors which can be difficult to predict.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Can you share an update on any potential bottlenecks at ramping up manufacturing including labor availability and cost?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We are seeing various different effects that are limiting our product shipments at some level, and so those are bottlenecks. Those are primarily impediments to ramping up manufacturing. The primary impediments to ramping up manufacturing at the current time are really optical fiber shortages, as we previously described. But as you can also see in our results, we’ve been able to generate increased sales despite those impediments.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. Can you provide some color on inventory levels at OCC customers and dealers and if this is above or below average?

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

As you might expect, we’re not able to specifically comment on inventory levels of our products at our customers. That said, given current market conditions, we believe it would be unusual for companies to be carrying inventory in excess of current expected demand.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. What is the typical duration of your backlog? And is this currently changing? Or does the data center-related business have different characteristics?

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

Various factors determine the duration of our sales order backlog and forward load which are specific to each customer. Our backlog and forward load generally represents what we consider to be noncancelable orders. However in some cases, customers may schedule out future deliveries, while others are expected to ship as soon as we can complete manufacturing. As a result, I would not say there is a typical duration. However I would say that most of our sales order backlog and forward load is expected to be shipped within two to three quarters.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question is, can you help us understand what level of capacity OCC is currently operating at? On the last earnings call Tracy had mentioned that OCC is looking into expanding capacity. Could you provide some additional color on which products or end markets you may focus on?

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

OCC has different levels of capacity for different product families at each of our manufacturing facilities. And so yes, we are looking into expanding capacity for certain products at certain facilities, and this includes additional hires as well as additional equipment.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. Does OCC have opportunities in the grid, battery, energy and storage systems verticals?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. OCC has some fiber optic cable and connectivity opportunities in grid and energy vertical market sectors.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, Google Data is projected to build a large campus of data centers very close to OCC’s site in Roanoke. Does this present an opportunity for you?

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

OCC’s primary focus in the data center market sector is multi-tenant data centers and enterprise data centers. However, we are following the Google data center project near us. And as you’d expect, we will explore potential opportunities on that project. And of course, we’re very excited that they’re going to be setting this data center up so close to our Roanoke facility.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, this summer, Furukawa announced a significant capacity expansion through Lightera. Is this an opportunity for OCC?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well as you’d expect, we don’t speak for Furukawa or Lightera. However, from OCC’s perspective, Lightera is not only a strategic collaboration partner with OCC, but they are also an important supplier to OCC. The strategic collaboration with Lightera does add certain products to OCC’s product offering.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is, in June, the company significantly stepped up its manufacturing-related hiring in Plano. Is this in relation to the Lightera partnership? And am I correctly recalling that OCC does a lot of its data center-related connectivity work in Plano?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well we’re actually currently increasing staffing at each of our facilities, with the largest increases at our fiber optic cable manufacturing facility in Roanoke and our connectivity and termination facility near Dallas. OCC has capabilities related to our targeted data center market sectors in each of our manufacturing facilities including Roanoke, Dallas as well as some in Asheville as well.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The last question for today is, your last 10-Q changed its language around the Lightera partnership related to Lightera products being offered and sold by the company. Does this mean that OCC has started to realize the first sales related to the Lightera partnership in Q2? And could you give us an update for Q3?

Tracy Smith Optical Cable Corporation - Executive Vice President & CFO

As you would expect, we are beginning to see some sales of some Lightera products, thus the change in the language in the 10-Q.

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy and Neil. We have no other questions that were provided in advance of the call today at this time.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well thank you, Caroline. And now we will answer any additional questions that analysts or institutional investors may have. We ask that you please limit yourself to one question. Bo, if you could please indicate the instructions to our participants to call in any questions they have.

I’d appreciate it. Additionally, if you’d please mute individuals following their one question so that we can take as many of the questions from analysts and institutional investors that wish to ask.

Operator

(Operator Instructions) We’ll go first this morning to Sergi Mascaro with Eden Discovery.

Sergi Mascaro Eden Discovery Fund

Good morning. Thanks for taking our questions. So the gross margin was very impressive this quarter, and I’m wondering if this improvement is just related to higher volumes or there are other factors or other one-offs impacting the gross margin?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well our gross margin can vary based on manufacturing operating leverage and other efficiencies, but also product mix. And so we’re pleased that we’ve been able to show an increase in our gross profit margins over the last couple of quarters, and we’re hoping that we’ll continue to maintain higher margins at the production levels we’re currently at.

Operator

(Operator Instructions) And Mr. Wilkin, it appears we have no further questions over the phone at this time. Sir, I’d like to turn the conference back to you for any closing comments.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. Well thank you. I would like to thank everyone for listening to our third quarter of fiscal year 2026 conference call today.

As always, we appreciate your time and your investment in Optical Cable Corporation. Additionally, I would like to note that this Friday marks the 25th anniversary of the terrible attack on the United States on September 11, 2001. We are so grateful for our country’s first responders and those that serve and support the U.S. military for protecting us, protecting our freedom and protecting our way of life. Thank you all. Have a good day.

Transcript: OCC –Q3 2026 Earnings Conference Call – 9/09/26 11:00 AM EST	Exhibit 99.2

Operator

Thank you very much, Mr. Wilkin. And thank you, Ms. Smith. Again, ladies and gentlemen, this brings us to the end of today’s meeting. We do appreciate your time and participation. You may now disconnect.